Exhibit 99.1

John B. Sanfilippo & Son, Inc. To Acquire Assets from TreeHouse Foods

Acquisition to Expand Capabilities and Product Offerings Within Snack Bar Category

Elgin, IL. September 6, 2023 – John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced that it has signed a definitive agreement to acquire certain assets, including a manufacturing facility located in Lakeville, Minnesota, and customer relationships, from Treehouse Foods, Inc. (NYSE: THS) relating to its snack bars business unit for approximately $63.0 million dollars in cash, subject to certain adjustments.

“This acquisition significantly accelerates our strategy within the growing snack bar category and diversifies our product offerings. We will be able to offer our private label customers a complete portfolio of snack bars, including fruit and grain, crunchy, protein, sweet and salty and chewy bars that complement our internally developed nutrition bars,” stated Jeffrey T. Sanfilippo, Chief Executive Officer of John B. Sanfilippo & Son. “We are excited about the opportunity to work with the talented team of associates in the Lakeville facility to grow the bar business together. We have a decades-long history of operational excellence and will implement a plan to integrate the facility and business into our current operations. In doing so, we will focus on our core operational competencies in the snack foods space, our consumer insights and history of innovative research and development to maximize its performance.”

The acquisition of this bars business unit is anticipated to add approximately $105 to $120 million in incremental net sales during the remainder of our 2024 fiscal year. The transaction is expected to be dilutive to earnings per share for the next twelve to fifteen months after the closing of the acquisition. The expected dilution for the remainder of our 2024 fiscal year is currently forecasted to range between $0.80 to $1.00 per diluted share based on current operating performance, taking into account incremental acquisition-related costs including interest expense. This range does not include the benefit of, among other things, anticipated synergies, operational efficiencies or other accounting gains (if at all) within this timeframe.

The purchase price for the acquisition will be funded from excess availability under our current bank credit facility. The acquisition is expected to close within the next 30 days, subject to customary closing conditions.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of snack bars, dried cheese, and nut & dried-fruit based products that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Additional information, including John B. Sanfilippo & Son, Inc.’s most recent statements on forms 10-Q and 10-K, may be found at jbssinc.com

About TreeHouse Foods

TreeHouse Foods, Inc. is a leading private label food and beverage manufacturer in North America. TreeHouse’s purpose is to engage and delight – one customer at a time. Through TreeHouse’s customer focus and category experience, TreeHouse strives to deliver excellent service and build capabilities and insights to drive mutually profitable growth for TreeHouse and their customers. TreeHouse’s purpose is supported by investment in depth, capabilities and operational efficiencies, which are aimed to capitalize on the long-term growth prospects in the categories in which they operate.

Additional information, including TreeHouse Foods’ most recent statements on forms 10-Q and 10-K, may be found at treehousefoods.com

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change; and (xvi) our ability to consummate the acquisition of certain snack bar related assets of TreeHouse and integrate and operate such assets after the acquisition.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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